Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

January 30, 2008

U.S. DEPARTMENT OF JUSTICE CLOSES INVESTIGATION
OF PENDING ACQUISITION OF MIDWEST AIR GROUP;
TRANSACTION EXPECTED TO CLOSE JANUARY 31

Milwaukee, Wisconsin, January 30, 2008 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today said that the parties have been informed by the U.S. Department of Justice (DOJ) that the DOJ has closed its investigation of the pending acquisition of Midwest Air Group by Midwest Air Partners, LLC, an affiliate of TPG Capital. As a result, the parties are able to close the acquisition in compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The acquisition is expected to close January 31, 2008.

As previously announced, the transaction was approved at a special meeting of Midwest shareholders on October 30, 2007. Completion of the acquisition is subject to the satisfaction of customary closing conditions.

Trading of Midwest Air Group stock on the American Stock Exchange is expected to conclude as of the close of trading on January 31, 2008. Shareholders of record as of that date will be notified of the process to surrender their shares in exchange for the per-share merger consideration of $17.00 in cash, without interest, following the closing. Shareholders whose shares are held by a broker or other nominee in “street name” should contact their broker or other nominee for information about receiving the cash consideration for their shares.

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. More information is available at http://www.midwestairlines.com.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor

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provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest, are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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